SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

Z3 ENTERPRISES, INC.
[Missing Graphic Reference]
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53443	75-3076597
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2831 St. Rose Parkway, Suite 204, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (954) 258-1917

Bibb Corp.
[Missing Graphic Reference]
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement
Agreement of Acquisition with Richard Glisky regarding Harvest Hartwell CCP, LLC.

On September 30, 2010, Z3 Enterprises Inc, a Nevada Corporation, (Z3E) entered into an Agreement for the Acquisition (Agreement) of Harvest Hartwell CCP, LLC., a Michigan limited liability company.   Z3E purchased HHCCP and its assets which includes 48 and 13/100 acres of “lake front” real estate property located in Anderson County, South Carolina for $8 million in the form of 1,920,000 shares of Z3E common stock. The agreement is subject to the satisfaction or waiver of the conditions therein.

After the acquisition, HHCCP became a wholly owned subsidiary of Z3E and a representative of Z3E will be appointed to a seat on the board of directors of HHCCP. Management, however, will remain under the direction of the members of HHCCP and the transaction’s financial impact will be reflected in Z3E’s upcoming 10-Q.   Z3E expects to utilize the property in the production of television and feature films projects and delivery of its health and wellness programs, including two reality-based sports and fitness television shows currently in pre-production.

The foregoing summary of the Agreement for Acquisition and the transaction contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement for Acquisition, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

The Agreement for Acquisition has been included to provide shareholders and other interested parties with information regarding its terms. The Agreement for Acquisition is not intended to provide any other factual information about Z3E or HHCCP. The representations, warranties and covenants contained in the Agreement for Acquisition were made only for the purposes of the Agreement for Acquisition and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement for Acquisition instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to shareholders or potential shareholders.  Accordingly, interested parties should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of such Agreement of Acquisition,  and (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters such as approval by regulating authorities. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement of Acquisition, which subsequent information may or may not be fully reflected in Z3E’s public disclosures.

Item 2.01 Completion of Acquisition or Disposition of Assets
Acquisition of Harvest Hartwell CCP, LLC.

Pursuant to the Agreement for Acquisition, on September 30, 2010,  Z3 Enterprises, Inc. (“Z3E”) acquired Harvest Hartwell CCP, LLC  (“HHCCP”) whose assets include 48 and 13/100 acres or real estate property in Anderson County, South Carolina.  Z3E bought HHCCP and its assets for $8 million in the form of 1,920,000 shares of Z3E common stock to be issued and not affected by the Z3E pending forward split because of its pending said split’s effective date of 9/27/2010.

After the acquisition, HHCCP became a wholly-owned subsidiary of Z3E and a representative of Z3E will be appointed to manage HHCCP and its assets.  Prior to the acquisition, Richard Glisky and HHCCP had no material relationship with Z3E.

The foregoing is intended only to be a summary of the acquisition and is qualified in its entirety by the Agreement for Acquisition, which is attached hereto as Exhibit 1.1 and a copy of the related press release is attached hereto as Exhibit 1.2.  Each exhibit is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

Exhibit 1.1	Agreement for Acquisition, dated as of September 30, 2010, entered into between Z3 Enterprises, Inc and Richard Glisky of Harvest Hartwell CCP, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2010	Z3 Enterprises, Inc
(Registrant)

	By:	/s/ Judson Bibb
Judson Bibb, President

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 1.1	Membership Interest Purchase Agreement, dated as of September 30, 2010, entered into between Z3 Enterprises, Inc and Richard Glisky.